AKERS BIOSCIENCES, INC.
1185 AVENUE OF THE AMERICAS, 3RD FLOOR
NEW YORK, NEW YORK 10036

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AKER2021SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AKERS BIOSCIENCES, INC.

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
1. *The Share Issuance Proposal* — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of shares of our common stock to MYMD stockholders as merger consideration in the merger of XYZ Merger Sub Inc., a Florida corporation and a wholly owned subsidiary of Akers ("Merger Sub"), with and into MyMD Pharmaceuticals, Inc., a Florida corporation ("MYMD"), including potential milestone payments in shares of our common stock payable upon achievement of certain market capitalization milestone events during the 36-month period immediately following the closing of the merger, pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of November 11, 2020, as it may be amended, by and among Akers, Merger Sub and MYMD and the transactions contemplated thereby;	☐	☐	☐
2. *The Reverse Stock Split Proposal* — to approve an amendment to the amended and restated certificate of incorporation of the combined company, which will be in effect at the effective time of the merger to effect a reverse stock split with a ratio between 1-for-1.5 and 1-for-20 with respect to the issued and outstanding common stock of the combined company immediately following the merger;	☐	☐	☐
3. *The A&R Charter Proposal* — to approve the amendment and restatement of our certificate of incorporation in its entirety which will be in effect at the effective time of the merger;	☐	☐	☐
4. *The Incentive Plan Proposal* — to approve the Akers Biosciences, Inc. 2021 Equity Incentive Plan;	☐	☐	☐
5. *The Akers Golden Parachute Compensation Proposal* — to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Akers' named executive officers in connection with the merger;	☐	☐	☐
6. *The Contribution Proposal* - to approve the contribution to Oravax Medical, Inc. of (a) an amount in cash equal to $1,500,000, and (b) cause Cystron Biotech, LLC to assign to Oravax substantially all of its assets in exchange for a number of shares of Oravax's capital stock equivalent to 13% of Oravax's then outstanding capital stock on a fully diluted basis; and	☐	☐	☐
7. *The Adjournment Proposal* — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AKERS BIOSCIENCES, INC.

Special Meeting of Stockholders

April 15, 2021

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on April 15, 2021
The Notice and Proxy Statement and Annual Report on Form 10-K are available at ***www.akersbio.com/investor-center/us-sec-filings***

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AKERS BIOSCIENCES, INC.

Notice of Special Meeting of Stockholders

To be held on April 15, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Christopher C. Schrieber as proxy with full power of substitution to vote all the shares of common stock or preferred stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on April 15, 2021, at 10:00 am Eastern Time as a virtual meeting at www.virtualshareholdermeeting.com/AKER2021SM, or at any postponement or adjournment thereof, and upon any and all matters which may properly be brought before the Special Meeting or any postponement or adjournment thereof, hereby revoking all former proxies.

This proxy, when properly executed, will be voted as directed. If no direction is made, the proxy shall be voted **FOR** Proposal 1, **FOR** Proposal 2, **FOR** Proposal 3, **FOR** Proposal 4, **FOR** Proposal 5, **FOR** Proposal 6, and **FOR** Proposal 7.

(Continued and to be signed on Reverse Side)